Exhibit 10.1

[Walgreen Co. letterhead]

July 29, 2014

Mr. Timothy R. McLevish

[Address]

Dear Tim:

Welcome to Walgreens! We are pleased to offer you the position of Global Chief Financial Officer, reporting to Greg Wasson, President and Chief Executive Officer. We are confident that you will find your employment with Walgreens both challenging and rewarding and we look forward to you joining our team. The remaining details are set forth below:

Base Salary. $800,000, annually, less all applicable tax withholdings and benefit deductions.

Annual Bonus Opportunity. Based on your position, you will be eligible for an annual bonus under the Walgreen corporate bonus program, which is based on the Company’s fiscal year running from September 1 through August 31, and is subject to the approval by the Board of Directors of each year’s bonus. You will be eligible for a pro-rated bonus for the remainder of the current fiscal year should your start date be prior to September 1, 2014. The bonus target for Fiscal 2014 and Fiscal 2015 for your position has been approved at 100% of your base salary.

Long-Term Incentives. You will also be eligible for long-term incentives, which are currently at the following levels based on your position level.

Executive Stock Options: The number of options approved for your position for Fiscal 2015 equals 580% of base salary divided by the average stock price as determined under the Walgreen Co. 2013 Omnibus Incentive Plan (the “Omnibus Plan”). Options become vested three years after the grant date and may be exercised up to 10 years after the grant date.

Restricted Stock Units: The number of units approved for your position for Fiscal 2015 equals 85% of base salary divided by the average stock price as determined under the Omnibus Plan. RSUs become vested after three-years and are distributed in shares of Walgreen Co. stock. As a condition to receiving this grant, you will be required to sign a Non-competition, Non-solicitation, and Confidentiality Agreement.

Performance Plan Program: The current annual performance share program provides for a grant of “contingent” shares each fiscal year that become payable, or “earned”, if the Company meets the performance targets. The earned award is based on company performance (Adjusted FIFO EBIT weighted at 70% and ROIC weighted at 30%) over a three year period. The entire earned award is paid in stock at the end of the three-year period. The target annual award for your position for Fiscal 2015 equals 145% of base salary divided by the average stock price as determined under the Omnibus Plan.

Other Employee Benefits. See the attached Overview of Benefits, briefly describing the Walgreens employee benefits that are applicable. This includes four weeks of vacation annually (pro-rated for the partial year in which you are hired).

Corporate Officer Paperwork. After acceptance of this offer, and subject to final approval by the Board of Directors on your corporate officer status, we will send you all applicable corporate officer paperwork for your review and completion, including our Code of Ethics Policy and D&O Questionnaire.

Non-Compete. As a condition to this offer of employment, you will be required to sign a Non-Competition, Non-Solicitation and Confidentiality Agreement when you begin employment with Walgreens. This is a standard agreement for executives, and a copy of this Agreement can be provided in advance upon request.

Your start date is to be determined. On that date there will be an orientation session in our Talent Acquisition and Diversity Services Department located at 102 Wilmot Road, Deerfield, IL 60015. We ask that you bring proof of identity and eligibility for employment; a list of acceptable documents is enclosed.

Our offer of employment will remain open for seven days from the date of this letter, and is contingent upon your passing a pre-employment drug screen, per our Drug Free Work Place Policy, and background check. It is our policy that the pre-employment drug screen test be completed within 48 hours of receiving this offer packet. You can find your nearest drug testing location by calling 1-800-877-7484. Enclosed are the “forensic Drug Testing Custody and Control Form” and the “Walgreens Drug Test Consent/Release Form”. Please complete and return the consent/release form. Please bring the Forensic Drug Testing Custody and Control Form with you to the drug test facility along with a valid photo I.D. accepted by the state.

This offer is subject to approval by the Compensation Committee of the Board of Directors of Walgreen Co.

If you would like to accept this offer of employment, please sign your name on the line below, fill in the date, and return the signed letter to me in the enclosed envelope. The duplicate of this letter is for your records.

You should not consider our offer of employment to be a contract or guarantee of indefinite employment. Employment at Walgreens is at will, for no definite term, and is subject to Walgreens policies, which can be changed from time to time.

If you have any questions, please call me at [phone].

Sincerely,

/s/ Greg Wasson

Greg Wasson

President and Chief Executive Officer

Walgreen Co.

Enclosures

Cc:	Kathleen Wilson-Thompson

I accept the offer of employment and understand that the offer is not intended to be a guarantee of continued employment.

Signature:	/s/ Timothy R. McLevish	Date: 7/30/2014